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                                  EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE





                                                             Three Months
                                                           Ended December 31
                                                           ----------------

                                                     1996                     1995
                                                      ---                     ----
Net Income (Loss)                              $   (854,416)             $(4,462,141)


Weighted Average
Common Shares
Outstanding                                      18,248,180                7,939,797
                                               ------------              -----------

Net Income
(Loss) per
Common Share                                         $(0.05)                  $(0.56)
                                               ============              ===========











                                                              Six Months
                                                           Ending December 31
                                                           ------------------
                                                     1996                     1995
                                                     ----                     ----
Net Income (Loss)                               $(2,178,583)             $(6,318,268)


Weighted Average
Common Shares
Outstanding                                      17,202,142                7,826,498
                                               ------------              -----------

Net Income
(Loss) per
Common Share                                         $(0.13)                  $(0.81)
                                               ============              ===========





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